Exhibit (a)(1)(F)

[EMAIL COMMUNICATION TO CERTAIN OFFICERS OF PDF SOLUTIONS, INC.]

To:	Certain Officers of PDF Solutions, Inc.
From:	Joy E. Leo
Date:	November 17, 2009
Subject:	Announcement of PDF Stock Option Exchange Program

Internal Communication

In connection with the offer from PDF Solutions, Inc. to exchange certain outstanding stock options which commenced today, November 17, 2009, the following documents are being sent to employees, consultants and directors with eligible stock options: the Offer to Exchange, the Election Form, the form of Restricted Stock Agreement, and the PDF Solutions, Inc. 2001 Stock Plan, each of which is attached for your review.  Also attached is a PowerPoint presentation regarding the exchange program and a related hand-out entitled “Frequently Asked Questions” which we will make available to individuals during “question and answer” meetings held between now and the close of the offer on December 15, 2009.

The exchange program begins today, November 17, 2009, and ends at 9 p.m. U.S. Pacific Time on December 15, 2009.

WHAT WE WANT YOU TO DO

•                  Read carefully through all the attached materials

•                  Address any questions to Joy E. Leo at +1 (408) 938-6477 or send an email to tenderoffer@pdf.com

•                  Encourage individuals to read their communication materials carefully

•                  Remind individuals of their deadlines

•                  Direct individuals to consult with their own financial advisor as to their decision to participate in the exchange program

•                  Understand your role, especially on your communication with individuals

WHAT YOU CANNOT SAY OR DO

•                  You cannot advise individuals as to their participation in the exchange program

•                  You cannot encourage or discourage individuals to exchange or not exchange their eligible stock options

•                  You cannot interpret any communication for individuals, simply repeat what is stated in the documentation

Please note that the tender offer will only be made through an Offer to Exchange which will be sent to eligible employees, consultants and directors today and is also available at http://www.sec.gov.

Please review the material carefully and contact Joy E. Leo if you have any questions.

Thank you

Joy E. Leo